Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) by and among BancPlus Corporation, a Mississippi corporation (including its subsidiaries, the “Company”), and William A. Ray (the “Executive”), is dated as of January 1, 2024, as approved on October 4, 2023 by the Board of Directors.

W I T N E S S E T H :

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s service to the Company as Vice Chairman, President and Chief Executive Officer of the Company and Vice Chairman of its subsidiary, BankPlus.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:

1.Effective Date; Employment Period. The terms of this Agreement are effective as of January 1, 2024 (the “Effective Date”). Subject to the provisions for earlier termination set forth herein, the term of Executive’s employment hereunder shall commence as of the Effective Date and shall continue through December 31, 2026 (the “Initial Term”)(the Initial Term together with any renewal terms, if applicable, shall be referred to herein as the “Employment Period”). Notwithstanding the foregoing, in the event a Change in Control occurs during the Initial Term or a Renewal Term, the expiration date of the term then in effect shall be automatically extended until the 24-month anniversary of the effective date of such Change in Control.

2.Terms of Employment.

(a)Position and Duties.

(i)During the Employment Period, the Executive shall be employed as the Vice Chairman, President and Chief Executive Officer of the Company, and shall have such duties, responsibilities, power and authority as may be assigned to him by the Board of Directors commensurate with his position as such Vice Chairman, President and Chief Executive Officer. During the Employment Period, the Executive shall report to the Company’s Chairman of the Board. During the Employment Period, the Executive shall also be employed as the Vice Chairman of the Company’s subsidiary, BankPlus. The Executive shall have such duties, responsibilities, power and authority as may be assigned to him by the Board of Directors commensurate with his position as such Vice Chairman, President and Chief Executive Officer of the Company and Vice Chairman of the Company’s subsidiary, BankPlus.

(ii)During the Employment Period, the Executive shall devote substantially all of his efforts and business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company; provided, however, that the foregoing shall not preclude the Executive from devoting a reasonable amount of time to (i) civic, charitable, religious or other not-for-profit activities, (ii) with the prior approval of the Board, serving as a director of a for profit entity, and (iii) managing passive private investments, so long as such activities do not, individually or in the aggregate, conflict with or materially interfere with the Executive’s responsibilities to the Company or the terms of this Agreement.

(iii)During the Employment Period, Executive’s primary place of employment shall be the Company’s headquarters in Ridgeland, Mississippi, subject to required business travel consistent with the needs of the Company.

Exhibit 10.1

(a)Compensation.

(i)Base Salary. During the Employment Period, the Executive shall receive an annual base salary in accordance with the Compensation Plan which has previously been approved by the Compensation Committee and which shall be paid in accordance with the Company’s payroll policies for senior executive officers of the Company. The annual base salary shall be subject to annual review by the Compensation Committee for fiscal years commencing in 2024 and thereafter, but shall not be decreased, except as otherwise may be provided in said Compensation Plan and/or in connection with a general reduction in salary applicable to all of the Company’s executive officers, other than in connection with or following a Change in Control. The annual base salary as in effect from time to time during the Employment Period, is referred to herein as “Annual Base Salary”.

(ii)Annual Incentive. During the Employment Period, the Executive shall be eligible to participate in the Company’s Short-Term Incentive Plan or any successor plan (the “STIP”) on the same basis applicable generally to senior executive officers of the Company and subject to the performance terms established by the Compensation Committee, all as determined annually and attached hereto as on an annual basis.

(iii)Employee Benefit and Perquisites. During the Employment Period, the Executive shall be entitled to (A) full participation in the Company's 401(k) and/or other qualified retirement plans consistent with the provisions of the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, and the provisions of such plan or plans; (B) participation in the Company’s health benefit plans, including major medical insurance coverage commensurate with that provided to other senior executive officers of the Company, at the sole cost and expense of the Company; (C) continued coverage under the existing policy issued by Massachusetts Mutual Life Insurance Company insuring the life of the Executive and providing a death benefit to the Executive’s designated beneficiary in an amount of not less than $2,560,000 (the “MassMutual Policy”) and (D) subject to and in accordance with applicable requirements, participation in all other employee benefit and/or deferred compensation plans and programs made available generally to senior executive officers of the Company. Further, during the Employment Period, Executive shall be entitled to receive and participate in all perquisite plans and programs generally available to senior executives, including, but not limited to, the provision of mileage reimbursement for business travel, and a cellular phone. The Company reserves the right to add, terminate or amend any existing benefit and perquisite plans, policies, programs or arrangements in accordance with their respective terms.

(iv)Long-Term Incentive Awards. For each fiscal year commencing during the Employment Period, the Executive shall be eligible to participate in the Company’s Long-Term Incentive Plan or any successor plan (the “LTIP”) on the same basis applicable generally to senior executive officers of the Company and subject to the terms of the applicable award agreements.

(v)Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the Company’s standard expense reimbursement policy.

(vi)Vacation. Executive is eligible for 25 days of vacation per year plus holidays and floating holidays that are available to Company’s salaried employees.

(vii)Club Memberships. During the Employment Period, the Company shall pay the monthly dues or assessments and related costs of Executive’s membership in Reunion Golf & Country Club or the Country Club of Jackson.

Exhibit 10.1

(b)Termination. Notwithstanding anything contained in this Agreement to the contrary, and unless otherwise agreed to in writing by the Company and the Executive, this Agreement and the Executive’s employment shall terminate upon the occurrence of any of the following events:

(i)At any time by mutual agreement in writing between the Company and the
Executive;

(ii)Immediately upon the death of the Executive;

(iii)Immediately upon the determination of Executive’s Disability;

(iv)By the Company, at any time for Cause, upon providing Executive a written notice which (1) indicates the specific termination provision in the definition of Cause relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated, (3) the termination date, and (4) where applicable, the Executive's right to a hearing before the Board of Directors of the Company;

(v)By the Company for any reason or no reason (“without Cause”);

(vi)By the Executive for Good Reason:

(vii)Upon the voluntary resignation of the Executive by written notice to the Company specifying the effective date of such resignation which shall not be less than ninety (90) days from the date of such notice unless the Company agrees to accept such resignation as of or effective on any earlier date.

(b)Benefits on Termination.

(i)Termination for Cause; Voluntary Termination without Good Reason; Death or Disability. In the event of termination of Executive’s employment by the Company for Cause or if the Executive terminates his employment without Good Reason, or if Executive dies or becomes disabled, (A) Executive shall receive only the Executive’s Annual Base Salary and other benefits (but, in all events, and without increasing Executive’s rights under any other provision hereof, excluding any annual bonus not yet paid) earned and accrued under this Agreement prior to Executive’s termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment), and (B) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

(ii)Severance Benefits for a Qualifying Termination Not in Connection with a Change in Control. In the event of a Qualifying Termination not in connection with a Change in Control pursuant to Section 7(i)(1) or Section 7(i)(2), the Executive shall be eligible for the following payments and benefits:

(1)the Company shall pay to the Executive an amount equal to (i) two times the Executive’s Annual Base Salary in effect immediately prior to the Date of Termination plus (ii) one times the Average Bonus, payable in a single lump-sum payment on the Date of Termination, subject to the provisions of Sections 2(f) and 5(b)(vi); and

(2)if the Executive, including his dependents, if any, was participating in the Company’s group health plan immediately prior to the Date of Termination and the Executive elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 18 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount such that

Exhibit 10.1

the Executive, including his dependents, if any, is able to receive the same coverage at the same cost to the Executive as would have been received if the Executive had remained employed by the Company; provided, however that (x) the Company shall not gross-up the Executive for any taxable actual or imputed income resulting from such reimbursement and (y) eligibility for such reimbursement shall terminate once the Executive is eligible for similar benefits under another employer’s health benefit program; and

(3)a pro rata annual bonus for the fiscal year in which the Date of Termination occurs, based on the Company’s actual performance, which pro rata bonus, if any, shall be paid to the Executive at such time as bonuses are paid to other similarly situated Executives of the Company based on the number of days elapsed during such fiscal year through the Date of Termination. In no event, however, shall such bonus be paid to the Executive later than 90 days following the close of the taxable year in which the Date of Termination occurs, subject to Section 5(b)(vi).

(iii)Benefits in Connection with a Qualifying Termination following a Change in Control. In the event of a termination within the six-month period before, or within the 24-month period following, the effective date of a Change in Control:

(1)the Company shall pay to the Executive an amount equal to (i) three times the Executive’s Annual Base Salary in effect immediately prior to the Change in Control plus (ii) three times the Average Bonus, payable in a single lump-sum payment on the Date of Termination, subject to the provisions of Section 2(f) and 5(b)(vi); and

(2)if the Executive, including his spouse and/or dependents, if any, was participating in the Company’s group health plan immediately prior to the Date of Termination the Company shall continue to provide such coverage to the Executive and his spouse and/or dependents under the same conditions and at the same cost ratio to Executive as was available during the Employment Period. The coverage provided shall be commensurate with that provided under the plans and programs of the Company (as they may be amended from time to time) and made available to other executives of the Company in commensurate positions. The continuation of health coverage under this provision runs simultaneously with the continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and is not in addition to the coverage period thereunder. However, coverage under this provision will remain in effect unless and until the Executive becomes eligible for coverage under a group health plan of another employer offering substantially similar benefits, including major medical or for coverage under Medicare Part B; and

(3)a pro rata annual bonus for the fiscal year in which the Date of Termination occurs, based on the Company’s actual performance, which pro rata bonus, if any, shall be paid to the Executive at such time as bonuses are paid to other similarly situated Executives of the Company based on the number of days elapsed during such fiscal year through the Date of Termination. In no event, however, shall such bonus be paid to the Executive later than 90 days following the close of the taxable year in which the Date of Termination occurs, subject to Section 5(b)(vi); and

(4)Premium payments on the Mass Mutual Policy (or such replacement policy to which the MassMutual Policy may have been converted prior to, but not in contemplation of, the Change in Control) for a period of ten (10) years following the year in which the Date of Termination occurs; and

(5)Payment for a period of two years following the Date of Termination of Executive’s club dues and assessments as provided under Section 2(b)(vii) above; and

Exhibit 10.1

(6)The Company shall transfer to Executive the lease on the automobile leased for his benefit and use on the date immediately preceding the Date of Termination and shall reimburse Executive for the remaining lease payments through the end of the then-current lease term.

(iv)Other Plans. Any awards outstanding under the Company’s equity incentive plan that are outstanding on the Date of Termination shall be treated in accordance with the terms of such plan and the applicable award agreements. Further, any amounts due to the Executive under any 401(k) or other qualified retirement plan, any nonqualified deferred compensation plan, any supplemental executive retirement plan and the like shall be payable to the Executive in accordance with the terms and provisions of such plans, programs and agreements.

(c)Clawback Policy. Unless otherwise provided at the time of grant or otherwise prohibited by applicable law, all compensation contemplated under this Agreement and all cash and/or equity awards under the Company’s incentive plans shall be subject to the Company’s recoupment policy for incentive compensation as approved by the Compensation Committee, including any subsequent amendment thereto and any such other policy for “clawback” of incentive or other compensation as may be approved from time to time by the Board of Directors or the Committee, including without limitation, any amendments or other policies as otherwise required by law.

(d)Condition Precedent to Receipt of Payments or Benefits. The severance payments and benefits under Section 2(d)(ii) and/or 2(d)(iii) above are expressly conditioned on (i) the Executive timely executing and returning a general release of all claims arising out of his employment with, and termination of employment from, the Company in a form provided by the Company (the “General Release”), (ii) the revocation period specified in such General Release expiring no later than sixty (60) days after the date on which the Executive’s employment terminates (or prior to the end of such shorter period specified in such General Release) and without the Executive exercising his right of revocation as set forth in the General Release, and (iii) the Executive complying with the terms of the Confidentiality, Non-Compete and Non- Solicitation of Employees Agreements. The severance payments and benefits under this Agreement shall be paid on the Company’s next regular payroll date following the effective date of the General Release or, if the number of days for execution of the General Release and any revocation period thereunder spans two calendar years, the Company’s next regular payroll date following the later of the effective date of the General Release or the first business day of the second calendar year.

3.Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 1 or 9(c) of this Agreement, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. The time and form of payment of amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall not be deferred or accelerated by this Agreement.

4.Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, other than as provided in Section 2(e). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under

Exhibit 10.1

any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

5.Taxes.

(a)Withholding Taxes. The Company shall be entitled to withhold from any and all payments made to the Executive all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Executive for his benefit hereunder.

(b)Section 409A Compliance.

(i)This Agreement is intended to comply with, or otherwise be exempt from, Code Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition to the Executive of additional taxes or interest under Code Section 409A.

(ii)The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement. The Company shall not be liable to the Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A. Nothing herein shall require the Company to provide the Executive with any gross-up for any tax, interest or penalty incurred by the Executive under Code Section 409A.

(iii)Any payment required to be made under this Agreement by the later of the Company’s next regular U.S. payroll date or the first business day of the second calendar year following the termination of the Executive’s employment, shall be deemed timely made if it is made within the time period permitted under Treasury Regulation Section 1.409A-3(d).

(iv)With respect to any reimbursement of expenses (including taxes) of the Executive or the provision of in-kind benefits, as specified under this Agreement, such reimbursement of expenses and provision of in-kind benefits shall be subject to the following conditions: (A) the expenses eligible for reimbursement, or in-kind benefits to be provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(v)Notwithstanding anything to the contrary herein, to the extent necessary to comply with Code Section 409A, the Executive’s employment shall be considered to have terminated only if the executive has experienced a “separation from service,” as defined in Code Section 409A and the regulations thereunder. Further, no payment condition on the Executive’s termination of employment shall be made unless and until such a “separation from service” has occurred.

(vi)If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee of the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall be accumulated without

Exhibit 10.1

interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following his death.

(vii)Each payment made under this Agreement shall be treated as a separate and distinct payment and the full right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments.

(c)Section 280G Excise Tax.

(i)Notwithstanding any provision to the contrary, in the event any payments or benefits received or to be received by the Executive in connection with the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company, and whether or not the Executive incurs a Qualifying Termination), are or will be, by reason of being “parachute payments as defined in Code Section 280G, subject to the tax (the “Excise Tax”) imposed by Code Section 4999 (or any similar tax that may hereafter be imposed), (herein referred to , collectively, as the “Change in Control Benefits”) the Company shall pay to the Executive either (A) the full amount of the Change in Control Benefits or (B) an amount equal to the Change in Control Benefits, reduced by the minimum amount necessary to prevent any portion of the Change in Control Benefits from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Change in Control Benefits notwithstanding that all or some portion of the Change in Control Benefits may be subject to the Excise Tax. For purposes of determining whether the Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Change in Control Benefits, (x) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by the Executive in respect of the receipt of such payments and (y) such payments shall be deemed to be subject to federal income taxes at the Executive's highest marginal rate of federal income taxation on the date the computations required by this paragraph are made and state and local income taxes at the Executive's highest marginal rate of taxation in the date and locality of the Executive's residence on such date, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(ii)In the event the Change in Control Benefits are required to be reduced under the immediately preceding paragraph, the Company shall reduce or eliminate the Change in Control Benefits by reducing or eliminating the benefits in the following order, in each case, in reverse chronological order beginning with the payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non- cash forms of benefits.

(iii)The computations required in the immediately preceding paragraphs shall be made by independent public accountants not then regularly retained by the Company, in consultation with tax counsel selected by them and acceptable to the Compensation Committee. The Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or the Executive's tax advisor to verify such computations and shall reimburse the Executive for reasonable fees and expenses incurred with respect thereto subject to and in accordance with the procedures under the Company’s normal expense reimbursement policies.

(iv)In the event the stock of the Company is not publicly traded and the exemption described in Code Section 280G(b)(5) would apply to payments by the Company to the Executive in

Exhibit 10.1

connection with a Change in Control if the requisite shareholder approval is obtained, then, if the Executive waives his rights to receive “excess parachute payments” in connection with the Change in Control, the Company shall use reasonable best efforts to obtain the requisite shareholder approval of any such excess parachute payments.

6.Non-Competition; Nondisclosure of Confidential Information; Non-Hire of Company Employees; Non-Interference.

(a)Non-Competition. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed below, and for the consideration promised by the Company under this Agreement, during Executive’s employment with the Company and for a period of six (6) months thereafter (such six (6) month period, the “Non-Compete Period”), regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during Executive’s employment with the Company, including any area within a 50-mile radius of any such location (a “Competing Business”). The foregoing shall not prohibit Executive from owning up to 5.0% of the outstanding stock of any publicly held company. Notwithstanding the foregoing, after Executive’s employment with the Company has terminated, upon receiving written permission by the Board, Executive shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of the Company, or any subsidiary or affiliate of the Company, in the location in question. The Company and Executive agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be, enforced. The parties agree and acknowledge that the breach of this noncompetition covenant may cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief (without the necessity of posting a bond); provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Should Executive violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.

(b)Nondisclosure of Confidential Information. During the course of Executive’s employment with the Company, the Company will provide Executive with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is

Exhibit 10.1

confidential and proprietary, and agrees not to use or disclose such Confidential Information to anyone outside the Company except to the extent that (a) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (b) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order. Confidential Information shall no longer be deemed confidential or proprietary at such time as it becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by Executive. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company or any other time as requested by the Company, Executive will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company, except for any of Executive’s personal employment-related documents or agreements, equity plan documents or any tax-related documentation. This nondisclosure covenant is binding on Executive, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.

(c)Non-Hire of Company Employees; Non-Interference with Customers and Others. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of Executive’s employment with the Company and for a period of thirty-six (36) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, (i) hire any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period preceding Executive’s last day of employment with the Company or within the 12-month period of this covenant) who worked, works, and with respect to whom Executive had any role, direct or indirect, in recruiting on behalf of the Company or who was, or would have been, a direct report of Executive in his position at the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; (iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated; or (iv) for the benefit of any Competing Business (as defined above, provided that for purposes of this paragraph, without respect to any geographic limitations on scope that might otherwise apply to such definition for other purposes within this Agreement), compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective customers (including, without limitation, any customer with whom the Company, or any subsidiary or affiliate of the Company, (a) has an existing agreement or business relationship; (b) has had an agreement or business relationship within the six-month period preceding Executive’s last day of employment with the Company; or (c) has been included as a prospect in its applicable pipeline) of the Company, or any subsidiary or affiliate of the Company.

1.Definitions. Unless otherwise provided, capitalized terms used in this Agreement, shall have the following meanings:

(a)“Average Bonus” shall mean the average annual bonus earned under the annual incentive plan in which the Executive participates immediately prior to the Date of Termination and paid by the Company to the Executive for performance in the three fiscal years preceding the Date of Termination (excluding any special or one-time bonuses or any amounts not attributable to the applicable annual incentive plan). If the Executive did not receive a bonus (or received a prorated bonus) in any of those three preceding fiscal years due to the Executive commencing employment with the Company, the applicable period of

Exhibit 10.1

employment (i.e. the other one or two years of bonuses) shall be used to calculate the average. If the Executive is terminated prior to having been paid any bonus with respect to a fiscal year, then the Executive’s Average Bonus will be calculated with respect to such fiscal year based on the Executive’s target bonus under the Executive’s Annual Incentive Plan (or any successor annual bonus program) or other applicable annual incentive plan in which the Executive participates immediately prior to the Date of Termination.

(b)“Cause” shall mean (i) the Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude, the misappropriation of funds or other material property of the Company, the attempt to willfully obtain any personal profit from any transaction in which the Company has an interest which is adverse to the interests of the Company or any other act of fraud or embezzlement against the Company, or any of its customers or suppliers; (ii) the Executive’s reporting to work under the influence of alcohol or drugs or repeatedly using alcohol or illegal drugs or abusing legal drugs, whether or not at the workplace, in such a fashion as could reasonably be expected to cause the Company material harm; (iii) the Executive’s substantial and repeated failure to perform duties as reasonably directed by the Company in writing; (iv) any intentional act or intentional omission of the Executive aiding or abetting a competitor, supplier or customer of the Company to the material disadvantage or detriment of the Company, or (v) a reasonable, good faith determination by the Board that, (A) the Executive has willfully and continuously failed to perform substantially his duties (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for corrected performance is delivered to the Executive which specifically identifies the manner(s) in which the Executive has not substantially performed his/her duties, (B) the Executive has engaged in illegal conduct, an act of dishonesty or gross misconduct injurious to the Company, or (C) the Executive has knowingly violated a material requirement of the Company’s ethical code of conduct, or Executive’s fiduciary duty to the Company.

For purposes of clause (v)(A) above, a termination of employment shall not be deemed to be for Cause unless and until (A) there shall have been delivered to the Executive a copy of a resolution adopted by the Board specifying the manner in which it considers that the Executive has not substantially performed his duties,
(B) the Executive shall have been given 90 days to cure such breach and (C) at the end of such 90 day cure period, the Board finds that the Executive is still not substantially performing his duties. Such finding shall be effective to terminate Executive’s employment for Cause only if he was provided reasonable notice of the proposed action and given an opportunity to be heard by the Board.

(c)“Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events: any transaction or series of transactions pursuant to which any person(s) or entity(ies) in the aggregate acquire(s) (i) capital stock of the Company possessing over 50% of the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) or the power to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) over 50% of the Company’s assets determined on a consolidated basis. In no event will a public offering under the Securities Act of 1933 be considered a Change in Control. For the avoidance of doubt, the determination of whether a transaction constitutes a Change in Control within the meaning of this Agreement shall be determined by the Board, acting in its sole discretion.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

(f)“Date of Termination” means (i) if the Executive's employment is terminated by the Company for Cause or without cause, the date of receipt of notice of such termination by the Executive or any

Exhibit 10.1

later date specified in such notice, as the case may be, (ii) if the Executive's employment is terminated by Executive for Good Reason, the date on which the Company receives notification of such termination from the Executive or any later date specified therein and through which date the Executive continues to perform services for the Company in accordance with the terms of the Agreement, (iii) if the Executive voluntarily resigns his employment, the date 90 days from receipt of notice of such resignation by the Company or such earlier date as of which the Board agrees to accept such resignation, or (iv) if the Executive's employment is terminated by reason of death or Disability, the date of death of Executive or the Disability effective date, as the case may be.

(g)“Disability” means the Executive’s absence from his duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be a disability pursuant to the Company’s then existing long-term disability plan or, in the absence of such a plan, a disability determined to be total and permanent by a physician selected by the Company and reasonably acceptable to the Executive or his legal representative.

(h)“Good Reason” shall exist upon the occurrence, without the Executive’s consent, of any one or more of the following circumstances:

(i)Any material reduction of the Executive’s Annual Base Salary opportunity; provided that any reduction that is a part of a general reduction in the base compensation of executives of the same grade level that occurs prior to the date of a Change in Control shall not be “Good Reason”;

(ii)Any action or inaction by the Company that constitutes a material breach by the Company of any applicable plan, program or agreement under which the Executive provides services;

(iii)The material reduction or material adverse modification of the Executive’s title, position or responsibilities, such that the Executive’s title, position or responsibilities are inconsistent with those in effect prior to the reduction or modification; or

(iv)Any requirement that the Executive relocate his principal place of employment by more than a fifty (50)-mile radius from its location and such relocation results in a material increase in the Executive’s customary daily commute.

Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by the Executive unless (a) the Executive has provided written notice to the Company that such circumstance exists within ninety (90) days of the initial existence of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and (b) the Executive termination of employment due to such circumstance occurs within the two (2) year period following the initial existence of such circumstance.

(i) “Qualifying Termination” shall mean, during the Employment Period, (1) an involuntary termination of the Executive’s employment for any reason other than death, Disability or Cause, or (2) a voluntary termination of employment by the Executive for Good Reason.

7.Arbitration of Disputes. Any dispute or controversy arising under or in connection with this Agreement, except any action seeking injunctive relief to enforce the provisions of Section 6, shall be settled exclusively by arbitration in Jackson or Ridgeland, Mississippi in accordance with the rules for the resolution of employment disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The arbitrator shall award reasonable costs (including

Exhibit 10.1

the arbitrator’s fee and fees and disbursements of counsel) to the Executive if he materially prevails in the action.

8.Successors.

(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and the Executive consents to the Company’s assignment of this Agreement.

9.Effect on Other Agreements; Inconsistency; No Duplication of Severance Benefits.

(a)Except as otherwise specified or referenced herein, this Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes the preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

(b)Except as otherwise specified herein, in the event of any conflict between the terms of this Agreement and the terms of any plan, program or policy of the Company, the terms of this Agreement shall control.

(c)Except as otherwise specified herein, the severance payments and benefits to be paid to the Executive pursuant to this Agreement shall be in lieu of any similar severance or termination compensation to which the Executive may be entitled under any other Company, affiliate or parent company severance or termination agreement, plan, program, policy, practice or arrangement. The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

10.Miscellaneous.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)All notices and any other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

William A. Ray

Exhibit 10.1

At the current home address as listed in the Company’s records and as may be updated from time to time

If to the Company:

Chief Human Resource Officer BankPlus
1068 Highland Colony Pkwy 400 Concourse Ste 100
Ridgeland, MS 39157

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)The invalidity or unenforceability of any provision of this Agreement as determined by any court or other authority of competent jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement.

(d)Except as provided herein, the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first above written.

	BANCPLUS CORPORATION	EXECUTIVE
By:
Name:		William A. Ray
Title: